Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T 617 252-7999 F 617 252-7550 www.vcel.com

Vericel Reports Fourth-Quarter and Year-End 2014 Financial Results

Total Revenues of $14.7 Million Reported for the Fourth Quarter

Conference Call Today at 4:30pm Eastern Time

CAMBRIDGE, Mass., March 23, 2015 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ: VCEL), a leading developer of patient-specific expanded cellular therapies for the treatment of severe diseases and conditions, today reported financial results for the fourth quarter and year ended December 31, 2014.  Total revenues for the fourth quarter and year-end 2014 were generated primarily from net sales of Carticel® (autologous cultured chondrocytes) implants and surgical kits and Epicel® (cultured epidermal autografts), which were acquired on May 30, 2014 as part of the acquisition of Sanofi’s cell therapy and regenerative medicine business.

Vericel reported a net loss for the quarter and year ended December 31, 2014 of $2.4 million, or $0.17 per share, and $19.9 million, or $2.23 per share, respectively, compared to a net loss of $2.9 million, or $0.97 per share, and $15.6 million, or $6.95 per share, for the same periods in 2013.

Total net revenues for the quarter ended December 31, 2014 were approximately $14.7 million and included approximately $11.4 million of net sales of Carticel implants and surgical kits and approximately $3.3 million of net sales of Epicel.  Total Carticel and Epicel net product revenues in the fourth quarter increased approximately 13% over the same period in 2013 prior to the acquisition.

Total net revenues for the year ended December 31, 2014, which include seven months of Carticel and Epicel sales, were approximately $28.8 million and included approximately $22.3 million of net sales of Carticel implants and surgical kits and approximately $6.0 million of net sales of Epicel.  Total Carticel and Epicel net product revenues for the June through December period increased approximately 9% over the same period in 2013 prior to the acquisition.

Gross profit for the quarter ended December 31, 2014 was $8.0 million, or 54% of net product sales.  Gross profit for the year ended December 31, 2014 was $11.5 million, or 40% of net product sales.  Cost of product sales for the full year includes $2.5 million in restructuring costs.

The improved margins in the fourth quarter resulted from an improvement in the Carticel implant-to-biopsy and higher fourth quarter volumes.

Research and development expenses for the quarter and year ended December 31, 2014 were $5.8 million and $21.3 million, respectively, versus $3.3 million and $15.1 million for the same periods a year ago.  The increase in research and development expenses in the fourth quarter is due to a net increase of $1.6 million in clinical expenses due to an increase in the number of patients treated and followed in the Phase 2b ixCELL-DCM clinical trial offset by a reduction in other clinical trial expenses in the prior period, and $0.9 million in personnel and other expenses associated with Epicel, Carticel and MACI.

The increase in full-year research and development expenses is primarily due to a $3.2 million charge associated with the settlement agreement that eliminates all future milestone payments related to the development and commercialization of MACI in the United States, an $0.8 million net increase in clinical trial expenses resulting from increased enrollment in the Phase 2b ixCELL-DCM clinical trial offset by a decrease in other clinical trial expenses from the prior period, and the addition of $2.2 million in personnel and other expenses associated with Epicel, Carticel and MACI.

Selling, general and administrative expenses for the quarter and year ended December 31, 2014 were $4.5 million and $13.8 million, respectively, compared to $1.6 million and $5.9 million for the same periods a year ago.  The increase in SG&A expenses in the fourth quarter is primarily due to approximately $2.8 million in sales and marketing expenses associated with the recently acquired commercial business, approximately $0.9 million in increased information technology, legal, consulting and personnel costs related to integrating and managing the acquired business in the U.S., offset by approximately $0.6 million in reductions in previously accrued estimated obligations associated with closing the Danish subsidiary.

The increase in SG&A expenses for the year ended December 31, 2014 over the prior year is due to approximately $5.4 million in sales and marketing expenses related to the acquired commercial business, approximately $1.9 million in increased information technology, legal, consulting and personnel costs related to integrating and managing the acquired business in the U.S., an increase of approximately $0.5 million in restructuring charges, and $0.3 million in general administrative costs from the Danish subsidiary which has ceased manufacturing operations.

Loss from operations for the quarter and year ended December 31, 2014 was $2.3 million and $23.5 million, respectively, compared to $4.9 million and $21.0 million for the same periods a year ago.  Material non-cash items impacting the operating loss for the quarter and year included

$0.2 million and $0.8 million, respectively, of stock-based compensation expense and $0.3 million and $0.8 million, respectively, in depreciation expense.

Other income for the quarter and year ended December 31, 2014 was less than $0.1 million and $3.6 million, respectively, compared to $2.0 million and $5.3 million for the same periods a year ago.  The decrease in other income for the full year is due primarily to a decrease in the fair value of warrants in 2013 compared to 2014 offset by the $3.5 million bargain purchase gain in 2014.    The change in other income for the quarter is primarily due to an increase in other income attributable to a decrease in the fair value of warrants in the fourth quarter of 2013 compared to the same period in 2014.

As of December 31, 2014, the company had $30.3 million in cash and cash equivalents compared to $8.1 million in cash and cash equivalents at December 31, 2013.  The increase in cash and cash equivalents was due primarily to the receipt of proceeds from the company’s successful $40.3 million equity offering in September 2014.

Recent Business Highlights

During and since the fourth quarter of 2014, the company:

•                  Achieved 13% growth in total Carticel and Epicel net product revenues in the fourth quarter versus the fourth quarter of 2013;

•                  Increased gross margins for the fourth quarter to 54% of revenue;

•                  Completed patient enrollment in the Phase 2b ixCELL-DCM clinical trial of ixmyelocel-T for the treatment of advanced heart failure due to ischemic dilated cardiomyopathy;

•                  Submitted meeting request packages to the U.S. Food and Drug Administration (FDA) to discuss U.S. registration requirements for MACI, a Phase 3 product candidate for the treatment of cartilage defects in the knee, and a pediatric label change for Epicel;

•                  Changed its corporate name to Vericel Corporation and relocated its corporate headquarters to Cambridge, Massachusetts; and

•                  Appointed to its board of directors Dr. Steven Gilman, former executive vice president and chief scientific officer of Cubist Pharmaceuticals, Kevin F. McLaughlin, senior vice president and chief financial officer of Acceleron Pharma, and Dr. Paul Wotton, president and chief executive officer of Ocata Therapeutics.

“Our strong fourth-quarter financial results reflect both the successful ongoing integration of the acquired commercial cell therapy business and the implementation of new strategic initiatives to support the acquired products,” said Nick Colangelo, Vericel’s president and chief executive officer.  “We are encouraged by the revenue and gross margin improvements that we achieved, and our fourth- quarter performance is an important step towards our goal of achieving profitability without the need to access additional capital.”

“I am equally encouraged by our clinical and regulatory progress,” stated Mr. Colangelo.  “We recently completed patient enrollment in our ongoing ixCELL-DCM trial and look forward to reporting top-line results in early 2016.  In addition, we expect to meet with the FDA in the coming months to discuss the appropriate path to market for MACI in the U.S. and for obtaining a pediatric label change for Epicel.”

Conference Call Information

Today’s conference call will be available live at 4:30pm Eastern time in the Investors section of the Vericel website at http://investors.vcel.com/events.cfm.  Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software if necessary. To participate in the live call by telephone, please call (877) 312-5881 and reference Vericel Corporation fourth quarter 2014 investor conference call.  If calling from outside the U.S., please use the international phone number (253) 237-1173.

If you are unable to participate during the live call, the webcast will be available at http://investors.vcel.com/events.cfm until March 23, 2016.  A replay of the call will also be available until 11:59 pm (EDT) on March 27, 2015 by calling (855) 859-2056, or from outside the U.S. (404) 537-3406.  The conference ID is 84844964.

About Vericel Corporation

Vericel Corporation (formerly Aastrom Biosciences, Inc.) is a leader in developing patient-specific expanded cellular therapies for use in the treatment of patients with severe diseases and conditions.  The company markets two autologous cell therapy products in the U.S.: Carticel® (autologous cultured chondrocytes), an autologous chondrocyte implant for the treatment of cartilage defects in the knee, and Epicel® (cultured epidermal autografts), a permanent skin replacement for the treatment of patients with deep-dermal or full-thickness burns comprising greater than or equal to 30% of total body surface area.  Vericel is also developing MACI™, a third-generation autologous chondrocyte implant for the treatment of cartilage defects in the knee, and ixmyelocel-T, a patient-specific multicellular therapy for the treatment of advanced heart failure due to ischemic dilated cardiomyopathy.  For more information, please visit the company’s website at www.vcel.com.

The Vericel Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=29189.

This document contains forward-looking statements, including, without limitation, statements concerning anticipated progress, objectives and expectations regarding the commercial potential of our products and growth in revenues, intended product development, clinical activity timing, integration of the acquired business, and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with competitive developments, integration of the acquired business, clinical trial and product development activities, regulatory approval requirements, the availability and allocation of resources among different potential uses, estimating the commercial potential of our products and product candidates and growth in revenues, market demand for our products, and our ability to supply or meet customer demand for our products. These and other significant factors are discussed in greater detail in Vericel’s (formerly Aastrom Biosciences, Inc.) Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (“SEC”) on March 13, 2014, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management’s current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

VERICEL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	December 31,
	2014	2013
ASSETS

Current assets:
Cash	$30,343	$8,059
Accounts receivable	8,191	8
Inventory	1,920	—
Other current assets	1,036	409
Total current assets	41,490	8,476
Property and equipment, net	2,892	739
Intangible assets	3,197	—
Total assets	$47,579	$9,215

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,824	$2,676
Accrued expenses	4,714	620
Warrant liabilities	1,081	2,019
Other	210	—
Total current liabilities	11,829	5,315
Long term liabilities	109	6
COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Series B-2 voting convertible preferred stock, no par value: shares authorized and reserved — 39, shares issued and outstanding — 12	38,389	38,389
Common stock, no par value; shares authorized — 75,000 and 15,000; shares issued and outstanding — 23,786 and 4,723, respectively	305,008	253,270
Other comprehensive loss	(71)	—
Accumulated deficit	(307,685)	(287,765)
Total shareholders’ equity	35,641	3,894
Total liabilities and shareholders’ equity	$47,579	$9,215

VERICEL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Quarter Ended December 31, 2014	For the Year Ended December 31, 2014	For the Quarter Ended December 31, 2013	For the Year Ended December 31, 2013
Revenues:
Product sales	$14,706	$28,796	$8	$19
Total revenues	14,706	28,796	8	19
Costs and expenses:
Cost of product sales	6,752	17,293	1	4
Gross profit	7,954	11,503	7	15

Research and development	5,794	21,263	3,315	15,104
Selling, general and administrative	4,506	13,774	1,616	5,875
Total operating expenses	10,300	35,037	4,931	20,979
Loss from operations	(2,346)	(23,534)	(4,924)	(20,964)
Other income (expense):
(Increase) decrease in fair value of warrants	127	(27)	2,006	5,337

Bargain purchase gain	—	3,473	—	—
Foreign currency translation gain (loss)	(2)	152	—	—
Interest income	15	24	2	16
Other expense	(162)	(2)	—	—
Interest expense	(2)	(6)	—	(11)
Total other income (expense)	(24)	3,614	2,008	5,342
Net loss	$(2,370)	$(19,920)	$(2,916)	$(15,622)
Net loss per share attributable to common shareholders (Basic and Diluted)	$(0.17)	$(2.23)	$(0.97)	$(6.95)

Weighted average number of common shares outstanding (Basic and Diluted)	23,786	11,642	4,469	3,016

CONTACT:

Chad Rubin

The Trout Group

crubin@troutgroup.com

(646) 378-2947

or

Lee Stern

The Trout Group

lstern@troutgroup.com

(646) 378-2922